Exhibit 99.1

Emerald Reports First Quarter 2024 Financial Results

Revenue Growth of 9.1% Year-over-Year

Reaffirms FY 2024 Guidance

NEW YORK, N.Y. – May 7, 2024 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America’s largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the first quarter ended March 31, 2024.

Financial Highlights

•
Revenues of $133.4 million for the first quarter 2024, an increase of $11.1 million, or 9.1% over Q1 2023, primarily due to growth in events and a new acquisition.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions, scheduling adjustments and discontinued events, if any, of $128.6 million for the first quarter 2024, an increase of $13.5 million, or 11.7%, from $115.1 million for the first quarter 2023 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net income of $11.0 million for the first quarter 2024, compared to net income of $7.1 million for the first quarter 2023
•
Adjusted EBITDA, a non-GAAP measure, of $40.8 million for the first quarter of 2024, compared to $36.5 million for the first quarter 2023; Adjusted EBITDA excluding insurance proceeds, a non-GAAP measure, of $39.8 million for the first quarter 2024, compared to $36.5 million for the first quarter 2023 (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure)
•
Ended the quarter with $186.8 million in cash and full availability of its $110.0 million revolving credit facility
•
For the full year 2024, the Company expects to generate between $415 million and $425 million of revenue and between $110 million and $115 million of Adjusted EBITDA

Operational Highlights

•
Emerald’s core trade show business is strong with year-over-year growth in revenue driven by increases in exhibitors, attendees and pricing
•
In January 2024, Emerald acquired Hotel Interactive, a producer of hosted buyer events serving the hospitality, senior living and casino industries via the BITAC series of events
•
Subsequent to quarter end, Emerald completed the mandatory conversion of its Series A Convertible Participating Preferred Stock into shares of common stock.

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “2024 is off to a strong start, driven by our unwavering commitment to customer centricity and year-round engagement. This focus has not only fueled early re-bookings into 2025 but has also provided us with excellent forward visibility into our revenue trajectory. In the seasonally-significant first quarter alone, we hosted successful shows with record attendance in some of our strongest categories, including KBIS, Prosper, and the International Pizza Expo. After completion of the first quarter and with the visibility we have into the remainder of the year, we believe the company is on track to deliver on our growth and profitability targets for the year of between $415 million and $425 million of revenue and between $110 million and $115 million of Adjusted EBITDA. As we move forward, our steadfast focus remains on delivering consistent growth and building on the value of our irreplaceable portfolio of in-person B2B events, as well as our content and commerce business. Together, we plan to continue to maximize value for our customers and shareholders, driving towards a future where our events are not just moments in time but transformative experiences that leave a lasting impact."

David Doft, Emerald’s Chief Financial Officer, added, “We delivered another quarter of solid organic revenue growth, supported by strong trends in exhibitor counts and pricing. Our customers rely on Emerald’s events to generate new leads and transact in high volumes, leading them to view our shows as an investment rather than an expense. As we grow our revenues, we expect to better leverage our operating cost base to drive even greater profitability and free cash flow generation. Additionally, last week marked a significant milestone for us as we completed the conversion of our outstanding convertible preferred stock into common stock. This milestone not only simplifies our capital structure but also positions Emerald as an even more attractive investment opportunity as all shareholders can now share equally in the free cash generation of the business.”

First Quarter 2024 Financial Performance and Highlights

	Three Months Ended March 31,
	2024	2023	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$133.4	$122.3	$11.1	9.1%
Net income	$11.0	$7.1	$3.9	54.9%
Net cash provided by operating activities	$7.3	$8.9	$(1.6)	(18.0%)
Diluted income (loss) per share	$0.00	$(0.04)	$0.04	NM

Non-GAAP measures:
Adjusted EBITDA	$40.8	$36.5	$4.3	11.8%
Adjusted EBITDA excluding event cancellation insurance proceeds	$39.8	$36.5	$3.3	9.0%
Free Cash Flow	$4.8	$5.2	$(0.4)	(7.7%)
Free cash flow excluding event cancellation insurance proceeds, net	$3.8	$5.2	$(1.4)	(26.9%)

•
First quarter 2024 revenues were $133.4 million, an increase of $11.1 million or 9.1% versus the first quarter 2023, driven primarily by organic growth of $13.5 million as well as $2.8 million in revenue from acquisitions. In addition, scheduling adjustments of $4.1 million in the first quarter of 2023 as compared to $2.0 million in the first quarter of 2024 contributed to higher revenue in the first quarter 2024. This growth was offset by prior year discontinued event revenues of $3.1 million.
•
First quarter 2024 Organic Revenues from the Connections reportable segment were $118.6 million, an increase of $13.6 million or 13.0% versus the first quarter 2023, due primarily to higher volume of exhibitors and improved pricing.
•
First quarter 2024 Organic Revenues from the All Other category were $10.0 million, a decrease of $0.1 million or 1.0% versus the first quarter 2023, due primarily to a $0.8 million decrease in Content revenues offset by a $0.7 million increase in Commerce revenues.
•
First quarter 2024 Adjusted EBITDA was $40.8 million, compared to $36.5 million for the first quarter 2023. Excluding event cancellation insurance proceeds, first quarter 2024 Adjusted EBITDA was $39.8 million, compared to Adjusted EBITDA ex-insurance of $36.5 million for the first quarter 2023.
•
First quarter 2024 net income was $11.0 million, compared to net income of $7.1 million for the first quarter 2023 principally as a result of higher Adjusted EBITDA and increased add backs for interest expense, provision for income taxes, stock based compensation and other items, offset by a lower add back for depreciation and amortization.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
First quarter 2024 net cash provided by operating activities was $7.3 million, compared to $8.9 million in the first quarter 2023 due to increased non-recurring costs during the current year, largely from acquisition integration and restructuring costs.
•
First quarter 2024 capital expenditures were $2.5 million, compared to $3.7 million in the first quarter 2023.
•
First quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $3.8 million, compared to $5.2 million in the first quarter 2023. The calculation of first quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $0.3 million, acquisition integration, restructuring-related transition costs of $4.8 million, and non-recurring legal, audit and consulting fees of $0.3 million. The calculation of first quarter 2023 Free Cash

Flow excluding event cancellation insurance proceeds, net, includes acquisition related transaction costs of $0.7 million, integration-related transition costs of $1.7 million, and non-recurring legal and consulting fees of $1.8 million. The total of these items is $5.4 million and $4.2 million for the quarters ended March 31, 2024 and 2023, respectively.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its first quarter 2024 results at 8:30 am EDT on Tuesday, May 7, 2024.

The conference call can be accessed by dialing 1-800-717-1738 (domestic) or 1-646-307-1865 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11155815. The replay will be available until 11:59 pm (Eastern Time) on May 14, 2024.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) goodwill and other intangible asset impairment charges and (vi) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2024 and 2023 Adjusted EBITDA to net income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2024 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2024 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our ability to return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of COVID-19 on our business; and how we integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Revenues	$133.4	$122.3
Other income, net	1.0	—
Cost of revenues	47.5	43.2
Selling, general and administrative expense	55.5	48.8
Depreciation and amortization expense	7.1	13.5
Operating income	24.3	16.8
Interest expense	12.1	8.0
Interest income	2.3	1.1
Other expense	—	0.1
Income before income taxes	14.5	9.8
Provision for income taxes	3.5	2.7
Net income and comprehensive income attributable to Emerald Holding, Inc.	$11.0	$7.1
Accretion to redemption value of redeemable convertible preferred stock	(10.7)	(10.1)
Participation rights on if-converted basis	(0.2)	—
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc. common stockholders	$0.1	$(3.0)
Basic income (loss) per share	0.00	(0.04)
Diluted income (loss) per share	0.00	(0.04)
Basic weighted average common shares outstanding	63,039	67,280
Diluted weighted average common shares outstanding	65,205	67,280

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$186.8	$204.2
Trade and other receivables, net of allowances of $1.5 million and $1.4 million, as of March 31, 2024 and December 31, 2023, respectively	123.1	85.2
Prepaid expenses and other current assets	16.5	21.5
Total current assets	326.4	310.9
Noncurrent assets
Property and equipment, net	1.6	1.5
Intangible assets, net	175.0	175.1
Goodwill, net	565.7	553.9
Right-of-use assets	8.3	8.8
Other noncurrent assets	3.4	3.7
Total assets	$1,080.4	$1,053.9
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$61.1	$46.6
Income taxes payable	1.9	0.2
Cancelled event liabilities	0.8	0.6
Deferred revenues	175.3	174.3
Contingent consideration	0.1	0.2
Right-of-use liabilities, current portion	4.0	4.0
Term loan, current portion	4.2	4.2
Total current liabilities	247.4	230.1
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	398.7	398.7
Deferred tax liabilities, net	5.5	3.1
Right-of-use liabilities, noncurrent portion	8.0	8.9
Other noncurrent liabilities	12.3	8.5
Total liabilities	671.9	649.3
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred Stock, $0.01 par value; authorized shares at March 31, 2024 and December 31, 2023: 80,000; 71,403 shares issued and outstanding; aggregate liquidation preference of $492.6 million at March 31, 2024 and December 31, 2023	499.2	497.1
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at March 31, 2024 and December 31, 2023: 800,000; 63,053 and 62,915 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	0.6	0.6
Additional paid-in capital	550.0	559.2
Accumulated deficit	(641.3)	(652.3)
Total stockholders’ deficit	(90.7)	(92.5)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,080.4	$1,053.9

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended March 31,		Change
Consolidated	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$133.4	$122.3	$11.1	9.1%
Deduct:
Acquisition revenues	(2.8)	—
Discontinued events	—	(3.1)
Scheduling adjustments(1)	(2.0)	(4.1)
Organic revenues	$128.6	$115.1	$13.5	11.7%

	Three Months Ended March 31,		Change
Connections	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$123.4	$112.2	$11.2	10.0%
Deduct:
Acquisition revenues	(2.8)	—
Discontinued events	—	(3.1)
Scheduling adjustments(1)	(2.0)	(4.1)
Organic revenues	$118.6	$105.0	$13.6	13.0%

	Three Months Ended March 31,		Change
All Other	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$10.0	$10.1	$(0.1)	(1.0%)
Deduct:
Acquisition revenues	—	—
Discontinued events	—	—
Scheduling adjustments	—	—
Organic revenues	$10.0	$10.1	$(0.1)	(1.0%)

Notes:

(1)
For the three months ended March 31, 2024, represents revenues from two events that staged in the first quarter of fiscal 2024, but staged after the first quarter in fiscal 2023, offset by revenues from three events that staged in the first quarter of fiscal 2023 but are scheduled to stage later in fiscal 2024.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended March 31,
	2024	2023
	(dollars in millions) (unaudited)
Connections	$123.4	$112.2
Content	4.7	5.5
Commerce	5.3	4.6
Total Revenues	$133.4	$122.3

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2024	2023
	(dollars in millions) (unaudited)
Net income	$11.0	$7.1
Add:
Interest expense, net	9.8	6.9
Provision for income taxes	3.5	2.7
Depreciation and amortization	7.1	13.5
Stock-based compensation	2.5	2.1
Other items(1)	6.9	4.2
Adjusted EBITDA	$40.8	$36.5
Deduct:
Event cancellation insurance proceeds	1.0	—
Adjusted EBITDA excluding event cancellation insurance proceeds	$39.8	$36.5

Notes:

(1)
Other items for the three months ended March 31, 2024 included: (i) $0.3 million in acquisition-related transaction costs; (ii) $4.8 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $3.0 million; (iii) $0.3 million in non-recurring legal, audit and consulting fees and (iv) $1.5 million in expense related to the remeasurement of contingent consideration. Other items for the three months ended March 31, 2023 included: (i) $0.7 million in acquisition-related transaction costs, (ii) $1.7 million in transition expenses and (iii) $1.8 million in non-recurring legal, audit and consulting fees.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2024	2023
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$7.3	$8.9
Less:
Capital expenditures	2.5	3.7
Free Cash Flow	$4.8	$5.2
Event cancellation insurance proceeds	(1.0)	—
Free cash flow excluding event cancellation insurance proceeds, net	$3.8	$5.2

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME BEFORE TAXES

	Three Months Ended March 31,
	2024	2023
	(dollars in millions) (unaudited)
Revenues
Connections	$123.4	$112.2
All Other	10.0	10.1
Total revenues	$133.4	$122.3

Other income, net
Connections	$1.0	$—
All Other	—	—
Total other income, net	$1.0	$—

Adjusted EBITDA
Connections	$56.1	$49.4
All Other	0.2	(0.3)
Adjusted EBITDA (excluding General corporate expenses)	$56.3	$49.1

General corporate expenses	(15.5)	(12.6)
Interest expense, net	(9.8)	(6.9)
Depreciation and amortization expense	(7.1)	(13.5)
Stock-based compensation expense	(2.5)	(2.1)
Other items	(6.9)	(4.2)
Income before taxes	$14.5	$9.8